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                                                                 EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                   CERTIFICATE OF DESIGNATION OF THE POWERS,
             PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND
                OTHER SPECIAL RIGHTS OF 14% REDEEMABLE PREFERRED
         STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
                                       OF
                             STC BROADCASTING, INC.


       STC Broadcasting, Inc. (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY THAT:

       FIRST: The name of the Corporation is STC Broadcasting, Inc.

       SECOND:       Paragraphs (e) (i) (B) and (e) (i) (C) of the Certificate
of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 14% Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the Corporation (the "Certificate of Designation") be, and they hereby are, amended and restated to read in their entirety as follows:

                     (B) In addition to the foregoing paragraph (e)(i)(A), prior to February 28, 2001, the Corporation may, at the option of the Board of Directors, use the net cash proceeds of one or more Public Equity Offerings or Major Asset Sales to redeem (a "Cash Proceeds Redemption") up to 25% of the shares of Redeemable Preferred Stock then outstanding at a redemption price of 114% of the liquidation preference thereof if redeemed during the 12-month period beginning on February 28, 1997, 112.44% of the liquidation preference thereof if redeemed during the 12-month period beginning on February 28, 1998, 110.88% of the liquidation preference thereof if redeemed during the 12-month period beginning on February 28, 1999, and 109.32% of the liquidation preference thereof if redeemed during the 12-month period beginning on February 28, 2000, plus, in each case, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Cash Proceeds Redemption Price"); provided, however, that after any such redemption at least $22.5 million liquidation preference of Redeemable
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       Preferred Stock would remain outstanding immediately after giving effect to such redemption.  Any such redemption pursuant to this paragraph
       (e)(i)(B) must occur on or prior to the date that is one year after the receipt by the Corporation of the proceeds of a Public Equity Offering or a Major Asset Sale.

                     (C) In addition to the foregoing paragraphs (e)(i)(A) and (e)(i)(B), prior to February 28, 2002, upon the occurrence of a Change of Control, the Corporation may, at its option, redeem in whole, but not in part, the outstanding Redeemable Preferred Stock (a "Change of Control Redemption") at a redemption price equal to (i) if redeemed on or prior to February 28, 1999, 114% of the principal amount thereof, plus accrued and unpaid dividends to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date), or (ii) if redeemed after February 28, 1999 but on or prior to February 28, 2002, 100% of the liquidation preference thereof plus the Applicable Premium, plus accrued and unpaid dividends to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Change of Control Redemption Price"). In order to effect a Change of Control Redemption, the Corporation must send a notice to each Holder within 30 days following the date the Change of Control occurred, stating that the Corporation is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

       THIRD: Paragraph (l) (ii) (3) of the Certificate of Designation be, and it hereby is, amended and restated to read in its entirety as follows:

                     (3) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors of the Corporation in good faith) exceeds the sum of (a) (x) 100% of the aggregate Consolidated EBITDA of the Corporation (or, in the event such Consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Corporation, taken as one accounting period, less (y)
       1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors in good faith, received subsequent to February 28, 1997 by the Corporation from any Person





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       (other than a Subsidiary of the Corporation) from the issuance and sale subsequent to February 28, 1997 of Qualified Capital Stock of the Corporation (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Corporation or any Subsidiary of the Corporation, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Corporation upon such conversion or exchange, and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clauses (2) and (3) of paragraph (b) below), plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(b) above), received by the Corporation as a capital contribution subsequent to February 28, 1997, plus (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Corporation or any of its Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Corporation or any Subsidiary of the Corporation or (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Subsidiary, the amount of Investments previously made by the Corporation or any Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated EBITDA, plus (e) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Corporation in accordance with paragraph (l)(iii) subsequent to the Issue Date; provided, however, that concurrently with or immediately following such merger the Corporation uses an amount equal to such net cash proceeds to redeem or repurchase the Corporation's Capital Stock, plus (f) $2,500,000.

       FOURTH:       The definition of "Issue Date" appearing in paragraph (m)
of the Certificate of Designation be, and it hereby is, amended and restated to read in its entirety as follows:





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                "Issue Date" means February 28, 1997.

       FIFTH:   The definition of "Subsidiary" appearing in paragraph (m) of the
Certificate of Designation be, and it hereby is, amended and restated to read in its entirety as follows:


                "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person; provided, however, that notwithstanding the foregoing, Smith Acquisition Company shall be deemed to be a "Subsidiary" of the Corporation. Notwithstanding anything in this Certificate of Designation to the contrary, all references to the Corporation and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Corporation and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything herein to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes hereof.

       SIXTH: The definition of "Wholly Owned Subsidiary" appearing in paragraph (m) of the Certificate of Designation be, and it hereby is, amended and restated to read in its entirety as follows:

                "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any Wholly-Owned Subsidiary of such Person; provided, however, that "Wholly Owned Subsidiary" shall also include Smith Acquisition Company and any other Restricted Subsidiary of which in excess of 95% of the common equity securities are owned by the Company or another Wholly-Owned Subsidiary and which is organized for the purpose of facilitating the acquisition of any broadcasting business that, but for the formation of such Person, the Company and its





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       Restricted Subsidiaries could not acquire under applicable laws related to the ownership of broadcast businesses.

       SEVENTH:      The aforementioned amendment to the Certificate of
Designation was duly adopted in accordance with Section 242 of the DGCL. Written consent of the Corporation's stockholders has been given in accordance with the provisions of Section 228 of the DGCL.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed pursuant to Section 103(a)(2) of the DGCL by the undersigned duly authorized officer of the Corporation as of this 18th day of March, 1997.



                                   STC BROADCASTING, INC.



                                   By: /s/ ROBERT N. SMITH
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                                   Name: Robert N. Smith
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                                   Title: Chief Executive Officer
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